Exhibit (h)(1)

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (this “Agreement”) is made this [•] day of [•], 2013 by and between Permal Hedge Strategies Fund II (“Investment Company”), a Maryland statutory trust, and Legg Mason Investor Services, LLC (“Distributor”).

The Investment Company is registered with the Securities and Exchange Commission (“SEC”) as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and has registered its shares of beneficial interest (“Shares”) for sale under the Securities Act of 1933, as amended (the “1933 Act”) and filed appropriate notices under various state securities laws.

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WHEREAS, the Investment Company wishes to retain the Distributor as the sole and exclusive principal underwriter in connection with the continuous offering and sale of the Shares and to furnish certain other services to the Investment Company as specified in this Agreement; and

WHEREAS, this Agreement has been approved by separate votes of the Investment Company’s Board of Trustees (“Board”) and of those Board members who are not “interested persons” of the Investment Company, as defined in the 1940 Act and who have no direct or indirect financial interest in the operation of the plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act (“Plan”) of the Investment Company or in any agreements related to such plan (“Independent Board Members”) in conformity with Section 15 of, and Rule 12b-1 under, the 1940 Act; and

WHEREAS, the Distributor is willing and able to furnish such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1. (a) The Investment Company hereby appoints the Distributor as the sole and exclusive principal underwriter and distributor in connection with the offering and sale of Shares, on the terms set forth in the Registration Statement, directly and through registered and qualified securities dealers, banks and other intermediaries (collectively, “Intermediaries”), and the Distributor hereby accepts such appointment, on the terms and for the period set forth in this Agreement. The Distributor, as agent for the Investment Company, shall, in accordance with applicable federal and state law and the organizational documents of the Investment Company and the registration statement most recently filed by the Investment Company with the SEC and effective under the 1940 Act and 1933 Act, as such registration statement may be amended or supplemented from time to time (“Registration Statement”): (i) promote the Investment Company; (ii) solicit orders for the purchase of the Shares subject to such terms and conditions as the Investment Company may specify; and (iii) accept orders for the purchase of the Shares on behalf of the Investment Company (collectively, “Distribution Services”). The Distributor shall comply with all applicable federal and state laws and offer the Shares on an agency or “best efforts” basis under which the Investment Company shall issue only such Shares as are actually sold.

(b) The Distributor may pay for ongoing shareholder liaison services, including responding to shareholder inquiries, providing shareholders with information on their investments, and any other services now or hereafter deemed to be appropriate subjects for the payments of “service fees” under Conduct Rule 2830 of the Financial Industry Regulatory Authority (“FINRA”) (collectively, “Shareholder Services”), as appropriate.

2. The Distributor may also enter into dealer or similar agreements with qualified Intermediaries it may select for the performance of Distribution Services and Shareholder Services. The Distributor may also enter into agreements with Intermediaries and other qualified entities to perform recordkeeping, shareholder servicing and sub-accounting services. In making such arrangements, the Distributor shall act only as principal and not as agent for the Investment Company. No such Intermediary is authorized to act as agent for the Investment Company in connection with the offering or sale of Shares, except for the limited purpose of determining the time as of which orders for the purchases and sales of Shares are deemed to have been received.

3. The offering price of the Shares shall be the net asset value per share (as determined by the Investment Company) of the outstanding Shares plus any applicable sales charge, as described in the Registration Statement.

4. As compensation for providing Distribution Services under this Agreement, the Distributor shall retain the sales charge, if any, on purchases of Shares, as set forth in the Registration Statement. The Distributor is authorized to collect the gross proceeds derived from the sale of the Shares, remit the net asset value thereof to the Investment Company upon receipt of the proceeds and retain the sales charge, if any. The Distributor shall receive from the Investment Company fees at the rates and under the terms and conditions of the Plan adopted by the Investment Company, as such Plan is in effect from time to time, and subject to any further limitations on such fees as the Board may impose. The Distributor may reallow any or all of the sales charges that it has received under this Agreement to such Intermediaries as it may from time to time determine, consistent with the Registration Statement and applicable law. The Distributor may pay any or all of the distribution fees and service fees that it has received under this Agreement to such Intermediaries as it may from time to time determine, consistent with the Registration Statement and applicable law.

5. As used in this Agreement, the terms “Prospectus” and “Statement of Additional Information” shall mean the forms of prospectus and statement of additional information, if any, filed by the Investment Company as part of the Registration Statement, as they may be amended or supplemented from time to time.

6. The Distributor shall print and distribute to prospective investors current Prospectuses. The Distributor may print and distribute such other sales literature, reports, forms and advertisements in connection with the sale and offers of sale of the Shares as it deems appropriate. In connection with such sales and offers of sale, the Distributor and any Intermediary shall give only such information and make only such statements or representations as are contained in the Registration Statement, or in information furnished in writing to the

Distributor by the Investment Company and intended for such use or approved in writing by authorized representatives of the Investment Company or the Investment Company’s investment adviser, and the Investment Company shall not be responsible in any way for any other information, statements or representations given or made by the Distributor or any Intermediary. Except as specifically provided in this Agreement, the Investment Company shall bear none of the expenses of the Distributor in connection with its offer and sale of the Shares.

7. Subject to the right of the Investment Company to cease to offer Shares as set forth in paragraph 11 hereof, the Investment Company agrees at its own expense to register, qualify or determine the exemption for registration or qualification of the Shares then offered with the SEC, state and other regulatory bodies, and to prepare and file from time to time the Registration Statement, amendments thereto, reports and other documents as may be necessary to maintain the registration or qualification. The Distributor and Intermediaries shall provide the Investment Company promptly with all information required for such registration or qualification. The Investment Company shall bear all expenses related to preparing and typesetting such Prospectuses, any Statements of Additional Information, and other materials required by law and such other expenses, including printing and mailing expenses, related to the Investment Company’s communications with persons who are shareholders of the Investment Company.

8. (a) The Distributor shall act as distributor of Shares in compliance in all material respects with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to (i) the 1940 Act, (ii) the 1933 Act, (iii) the Securities Exchange Act of 1934 (“1934 Act”), (iv) any securities association registered under the 1934 Act, including without limitation the FINRA Conduct Rules or rules of any other applicable self-regulatory organization.

(b) The Distributor shall offer the Shares, and accept offers to purchase the Shares, in compliance with the Registration Statement and applicable law. The Investment Company has established procedures that are to be followed in connection with the offer and sale of the Shares, and the Distributor agrees not to make offers or sales of any Shares except in compliance with such procedures. In this regard, the Distributor agrees that; (i) no sale of Shares to any one investor will be for less than the minimum amount as may be specified in the Registration Statement or as the Investment Company otherwise shall advise the Distributor, (ii) no offer or sale of Shares will be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where Shares have not been registered or qualified for offer and sale under applicable state securities laws unless Shares are exempt from the registration or qualification requirements of such laws, and (iii) sales of Shares will be made only to “accredited investors” as that term is defined by Rule 501(a) of Regulation D promulgated under the 1933 Act.

(c) The Distributor shall be responsible for reviewing and making such filings with the FINRA, as required, of advertisements and sales literature relating to the Investment Company. The Distributor shall be responsible for reviewing the Registration Statement for compliance with the requirement of the FINRA Conduct Rules that the Investment Company’s prospectus contain disclosure of the details of any arrangement by which special cash compensation arrangements are made available to a FINRA member distributing the Investment Company’s securities, which arrangements are not made available on the same terms to all FINRA members who distribute the Investment Company’s securities.

(d) The Distributor shall adopt and follow procedures for the confirmation of sales to investors and Intermediaries, timeliness of orders, the collection of amounts payable by investors and Intermediaries on such sales, the correction of errors related to distribution of Shares, the cancellation of unsettled transactions, and assisting with the solicitation of proxies, and any other matters governed by Rule 38a-1 under the 1940 Act (as may apply to a principal underwriter for a registered investment company), each as may be necessary to comply with the requirements of the FINRA, any other self-regulatory organization, and the federal and state securities laws. The Distributor shall provide reports or other information to the Investment Company at the Investment Company’s reasonable request, including, without limitation, reports related to the operation and implementation of the Investment Company’s policies related to customer privacy, safeguarding of customer information, sales and marketing practices or other policies and procedures of the Investment Company.

9. The Distributor agrees that it has adopted and implemented an anti-money-laundering program in compliance with the USA PATRIOT Act of 2001, the regulations thereunder and FINRA Conduct Rules, including, without limitation, customer identification program procedures and monitoring for suspicious activity. The Distributor additionally agrees that it has adopted and implemented procedures to comply with applicable law and regulation related to cash transaction reporting requirements, as well as monitoring and reporting under FinCEN, OFAC and other government watch lists. The Distributor shall provide reports or other information to the Investment Company at the Investment Company’s reasonable request, related to the operation and implementation of any of the Investment Company’s anti-money-laundering policies for which the Distributor is responsible.

10. (a) The Investment Company agrees to indemnify, defend and hold the Distributor, its officers, directors and employees and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers, directors and employees or any such controlling person may incur, under the 1933 Act or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or arising out of or based upon any alleged omission to state a material fact required to be stated or necessary to make the Registration Statement not misleading, provided that in no event shall anything contained in this Agreement be construed so as to protect the Distributor or such other parties against any liability to the Investment Company or its shareholders to which the Distributor or such other parties would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of their obligations and duties under this Agreement, and further provided that, notwithstanding the foregoing, the Investment Company shall not indemnify the Distributor or such other parties if such indemnification obligations arose, directly or indirectly, as a result of conduct as set forth in paragraph 10(b).

(b) The Distributor agrees to indemnify, defend and hold the Investment Company, its several officers and Board members, and any person who controls the Investment Company within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Investment Company, its officers or Board members, or any such controlling person may incur, under the 1933 Act or under common law or otherwise, on account of any act of the Distributor or its directors, officers, employees or agents, constituting willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement or arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Investment Company for use in the Registration Statement or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or necessary to make such information not misleading. As used in this paragraph, the term “employee” shall not include a corporate entity under contract to provide services to the Investment Company, or any employee of such a corporate entity, unless such person is otherwise an employee of the Investment Company.

(c) Each party agrees to promptly notify the other of the commencement of any litigation or proceedings involving any indemnified party. The indemnification provisions of this paragraph 10 shall survive the termination of this Agreement.

11. The Investment Company reserves the right at any time to withdraw any or all offerings of the Shares, and at its discretion to recommence offering any time thereafter, by written notice to the Distributor at its principal office.

12. The Distributor is an independent contractor and shall be agent for the Investment Company only in respect to the sale of the Shares, including for the limited purpose of determining the time as of which Share transactions are deemed to have been received.

13. The services of the Distributor to the Investment Company under this Agreement are not to be deemed exclusive, and the Distributor shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

14. The Distributor shall prepare reports for the Board on a quarterly basis, or more frequently as reasonably requested by the Board, showing such information concerning expenditures related to this Agreement or related to the operation and implementation of the Investment Company’s Plan.

15. As used in this Agreement, the terms “assignment,” “interested person” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC or its staff, as appropriate, by any rule, regulation, order, or no-action or interpretative letter.

16. This Agreement will become effective on [•], 2013 and, unless sooner terminated as provided herein, will continue in effect for two years from such date. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods ending on the same date of each year, provided that such continuance is specifically approved at least annually

(i) by the Board or (ii) by a vote of a majority of the outstanding voting securities (as defined the in 1940 Act) of the Investment Company, provided that in either event the continuance is also approved by a majority of the Investment Company’s Independent Board Members, by vote cast in person at a meeting called for the purpose of voting on such approval.

17. This Agreement is terminable without penalty by the Board, by vote of a majority of the outstanding voting securities of the Investment Company (as defined in the 1940 Act), or by the Distributor, on not less than 60 days’ written notice to the other party, and such notice period may be waived upon the mutual written consent of the Distributor and the Investment Company. This Agreement will also automatically and immediately terminate in the event of its assignment (as defined in Section 16 of this Agreement).

18. Shares of the Investment Company may have sales charges or discounts or waivers available for certain categories of investor, as described in the Registration Statement, if applicable.

19. The Investment Company and the Distributor agree that the information exchanged hereunder and information about the respective customers and potential customers of each is confidential and as such shall not be disclosed, sold or used in any way except to carry out the terms of this Agreement. Notwithstanding the foregoing, such confidential information may be disclosed on a “need to know” basis as set forth in applicable privacy rules and regulations. The obligations regarding confidentiality hereunder shall not apply to any information which is (i) otherwise publicly available, (ii) already possessed by the entity to whom the information was disclosed prior to disclosure hereunder, (iii) independently developed by the entity, or (iv) disclosed pursuant to law, rule, regulation or court or administrative order. The Distributor shall have the right to use any list of shareholders of the Investment Company or any other list of investors which it obtains in connection with its provision of services under this Agreement, provided that such use is consistent with applicable law and the privacy policies of the Distributor and the Investment Company. The Distributor further agrees to take commercially reasonable steps, in accordance with applicable law, to safeguard customer information. The provisions of this paragraph 19 will survive termination of this Agreement.

20. No provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in multiple counterparts.

21. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland.

22. Notices shall be provided to each party, as noted below:

To the Distributor:

Legg Mason Investor Services, LLC

c/o Legg Mason, Inc.,

100 International Drive

Baltimore, MD 21202

Attn: [        ]

To the Investment Company:

Permal Hedge Strategies Fund II

100 First Stamford Place

6th Floor

Stamford, Connecticut 06902

Attn: Robert I. Frenkel, Secretary and Chief Legal Officer

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed by their officers thereunto duly authorized.

LEGG MASON INVESTOR SERVICES, LLC

By:
Name:
Title:

PERMAL HEDGE STRATEGIES FUND II

By:
Name:
Title: